FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 11, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Second Quarter Results;
Second Quarter Revenues Up 24% From Last Year

Salt Lake City, August 11, 2014 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its second quarter ended June 30, 2014.  The Company reported a second quarter net loss of $4.5 million, or $(0.08) per share.  This compares to a net loss of $10.6 million, or $(0.20) per share, for the second quarter of 2013.  Included in the Company’s quarterly results were noncash (and intercompany) foreign exchange losses of $0.7 million in 2014 and $3.4 million in 2013.  Without the foreign exchange losses, the Company would have recorded net losses of $3.8 million and $7.2 million for the quarters ended June 30, 2014 and 2013, respectively.

Higher Oil and Gas Prices Boost Second Quarter Revenues

Oil and gas revenues were $8.8 million during the second quarter of 2014, up 7% compared to the $8.2 million during the same quarter of 2013.  Total revenues were $10.2 million for the 2014 second quarter, up 24% compared to the $8.2 million for the same quarter in 2013.

Gas prices during the second quarter of 2014 averaged $7.56 per Mcf, compared to $6.97 per Mcf during the same quarter of 2013, an increase of 9%.  Prices for the Company’s U.S. oil production also increased.  Oil prices increased 8% over the year, averaging $83.62 per barrel in the second quarter of 2014, compared to $77.30 per barrel in the same quarter of 2013.

Total net oil and gas production was virtually unchanged at 1,103 million cubic feet equivalent (Mmcfe) during the second quarter of 2014, compared to 1,112 Mmcfe during the 2013 second quarter.  Full production at the Company’s Lisewo-1 well helped offset declines at the Zaniemysl and Roszkow wells.  In addition, production was unexpectedly curtailed at the Kromolice-1 well for 40 days during the quarter in order to effect some flow line repairs.  The Company’s average daily production rate for the 2014 second quarter was 12.1 Mmcfe/day.

The Company expects production to begin at its Lisewo-2 well in the third quarter of this year, which could add approximately 1.7 Mmcf/d of net production.

Higher Oil and Gas Prices Produce Record First Half Oil and Gas Revenues

The Company reported a first half 2014 net loss of $5.5 million, or $(0.10) per share.  This compares to a net loss of $22.1 million, or $(0.42) per share, for the first half of 2013.  Included in the Company’s first half results were noncash (and intercompany) foreign exchange losses of $1.9 million and $12.6 million in 2014 and 2013, respectively.  Without the foreign exchange losses, the Company would have recorded net losses of $3.6 million and $9.5 million for the six-month periods ended June 30, 2014 and 2013, respectively.

Oil and gas revenues for the 2014 first six months reached record levels.  The Company recognized oil and gas revenues of $18.3 million for the first six months of 2014, compared to $17.6 million for the same period of 2013.  Total revenues for the first six months of 2014 were $19.7 million, compared to $17.7 million in the first six months of 2013.

Total net oil and gas production of 2,332 Mmcfe during the first six months of 2014, was essentially unchanged compared to 2,372 Mmcfe during the same period last year.  Natural gas production in Poland was 2,188 Mmcf during the first six months of 2014, compared to 2,228 Mmcf during the first half of 2013.  But for the unexpected production curtailment at Kromolice-1, the Company would have posted record production during the first half of 2014.

Gas prices during the first half of 2014 averaged $7.49 per Mcf, compared to $7.08 per Mcf during the same period of 2013, an increase of 6%.  Oil prices increased 4% over the year, averaging $80.27 per barrel in the first half of 2014, compared to $76.89 per barrel in the same period of 2013.

Working Capital Changes Impact Operating Cash; Noncash Charges Continue to Vary

Net cash provided by operating activities of $3.7 million during the first half of 2014 decreased from net cash provided by operating activities of $4.2 million during the 2013 first half.  The primary driver of the year-to-year decrease was changes in working capital items.

The noncash foreign exchange losses of $1.9 million and $12.6 million for the first half of 2014 and 2013, respectively, are included in other income and expense.  The losses come primarily from recognition of losses on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash losses only and could vary greatly depending upon future exchange-rate changes.

Subsequent Event: Stock Offering

Clay Newton, Vice President of Finance, noted: “Our successful offering of convertible preferred shares last month will add to our overall liquidity.  The additional financial flexibility provided by this offering will prove helpful as we continue our exploration efforts in Poland.  Specifically, the funds from this offering will allow us to continue our exploration efforts in the Edge concession, where we have a significant 3-D seismic acquisition program planned, along with two wells to start before the end of the year.”

Earnings Conference Call Today, Monday, August 11, 2014, at 4:30 PM Eastern (2:30 PM Mountain)

The Company will host a conference call and webcast today to discuss 2014 second quarter and first half results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  U.S. dial-in-number: 888-503-8171; International dial-in-number: 719-457-2633; Passcode: 2069509.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$6,754	$11,153
Receivables:
Accrued oil and gas sales	5,070	3,464
Joint interest and other receivables	2,580	5,029
VAT receivable	554	1,847
Inventory	99	100
Other current assets	283	234
Total current assets	15,340	21,827

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	91,455	85,244
Unproved	2,517	2,404
Other property and equipment	12,331	11,857
Gross property and equipment	106,303	99,505
Less accumulated depreciation, depletion, and amortization	(25,794)	(23,369)
Net property and equipment	80,509	76,136

Other assets:
Certificates of deposit	406	406
Loan fees	2,041	2,323
Total other assets	2,447	2,729

Total assets	$98,296	$100,692

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	June 30,	December 31,
	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,437	$9,694
Accrued liabilities	463	833
Total current liabilities	4,900	10,527

Long-term liabilities:
Notes payable	50,000	45,000
Asset retirement obligation	1,740	1,620
Total long-term liabilities	51,740	46,620

Total liabilities	56,640	57,147

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2014, and December 31, 2013; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2014, and December 31, 2013; 54,076,416
and 53,733,398 shares issued and outstanding as of
June 30, 2014, and December 31, 2013, respectively	54	54
Additional paid-in capital	228,697	226,060
Cumulative translation adjustment	15,988	15,025
Accumulated deficit	(203,083)	(197,594)
Total stockholders’ equity	41,656	43,545

Total liabilities and stockholders’ equity	$98,296	$100,692

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per-share amounts)

	For th three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenues:
Oil and gas sales	$8,802	$8,183	$18,310	$17,629
Oilfield services	1,361	20	1,366	62
Total revenues	10,163	8,203	19,676	17,691

Operating costs and expenses:
Lease operating expenses	1,181	843	2,290	1,718
Exploration costs	3,591	4,034	6,911	10,198
Property impairments	3,689	5,426	3,735	5,633
Oilfield services costs	917	116	1,045	248
Depreciation, depletion and amortization	1,237	1,121	2,595	2,437
Accretion expense	23	22	47	45
Stock compensation	687	693	1,366	1,382
General and administrative	1,972	2,780	3,925	4,604
Total operating costs and expenses	13,297	15,035	21,914	26,265

Operating loss	(3,134)	(6,832)	(2,238)	(8,574)

Other expense:
Interest expense	(685)	(626)	(1,341)	(1,254)
Interest and other income	12	256	26	308
Foreign exchange loss	(720)	(3,427)	(1,936)	(12,552)
Total other expense	(1,393)	(3,797)	(3,251)	(13,498)

Net loss	(4,527)	(10,629)	(5,489)	(22,072)

Other comprehensive income
Foreign currency translation adjustment	357	2,389	963	8,265
Comprehensive loss	$(4,170)	$(8,240)	$(4,526)	$(13,807)

Net loss per common share
Basic	$(0.08)	$(0.20)	$(0.10)	$(0.42)
Diluted	$(0.08)	$(0.20)	$(0.10)	$(0.42)
Weighted average common shares outstanding
Basic	53,325	52,757	53,279	52,731
Dilutive effect of stock options	-	-	-	-
Diluted	53,325	52,757	53,279	52,731

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,489)	$(22,072)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	2,595	2,437
Accretion expense	47	45
Amortization of loan fees	255	258
Stock compensation	1,366	1,382
Property impairments	3,694	5,633
Unrealized foreign exchange losses	1,929	12,519
Common stock issued for services	656	694
Increase (decrease) from changes in working capital items:
Receivables	2,010	6,226
Inventory	1	(1)
Other current assets	(49)	52
Accounts payable and accrued liabilities	(3,304)	(2,929)
Net cash provided by operating activities	3,711	4,244

Cash flows from investing activities:
Additions to oil and gas properties	(13,091)	(13,067)
Additions to other property and equipment	(522)	(484)
Net cash used in investing activities	(13,613)	(13,551)

Cash flows from financing activities:
Proceeds from stock offering	615	--
Payment of loan fees	--	(53)
Proceeds from notes payable	5,000	--
Net cash provided by (used in) financing activities	5,615	(53)

Effect of exchange-rate changes on cash	(112)	(504)

Net decrease in cash	(4,399)	(9,864)
Cash and cash equivalents at beginning of year	11,153	33,990

Cash and cash equivalents at end of period	$6,754	$24,126